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                                                                   EXHIBIT 10.33

                                 AMENDMENT NO. 1
                  TO EMPLOYMENT AGREEMENT FOR RANDALL S. TUTTLE

      THIS AMENDMENT NO. 1 (this "Amendment") to the Employment Contract dated January 1, 2001 (the "Employment Contract"), is dated effective as of February 1, 2002, by and between Randall S. Tuttle, an individual, hereinafter referred to as "Executive", and Synagro Technologies, Inc, a Delaware corporation, hereinafter referred to as "Synagro" or the "Company."

      WHEREAS, Executive and Synagro entered into the Employment Contract as of January 1, 2001;

      WHEREAS, Executive and Synagro desire to amend the Employment Contract in certain respects as more specifically set forth below; and

      WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Employment Contract.

      NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants set forth herein, agree as follows:

1. AMENDMENTS TO EMPLOYMENT CONTRACT. The parties hereby agree to amend the Employment Contract to provide that Executive may, in his sole discretion, terminate his employment any time between the dates of July 1, 2002 and February 1, 2003 and receive the severance payment provided for in section 6 (b) and the post termination medical benefit provided for in section 10 of the Employment Contract. Executive understands that if he elects to terminate his employment that he will be required to sign the release provided for in that section. In addition, if Executive terminates his employment between January 1, 2003 and February 1, 2003, Synagro shall pay him the full amount of the bonus that he has earned for the year 2002 in accordance with the Company bonus plan, that payment being equal to the bonuses of other certain members of executive management (General Counsel, Chief Development Officer, Chief Financial Officer), provided that the bonus to be paid to him and the other referenced executives is at least 80% of the maximum bonus for which they are eligible. The Bonus shall be payable to Executive at the same time as the bonuses are calculated and paid to other members of executive management. Except as stated above, Executive agrees that if he terminates his employment between July 1, 2002 and February 1, 2003 that the creation of the new position and the fact that Executive shall report to that position shall not constitute "Good Reason." Thus, absent other facts that are not currently present or known, Executive's termination will be treated as voluntary on his part.

      2. RATIFICATION. This Amendment hereby replaces in their entirety any and all prior amendments to the Employment Contract. Except as expressly amended by this Amendment, the Employment Contract shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Employment Contract are hereby released, diminished


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or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Employment Contract.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first above written.

                                        SYNAGRO TECHNOLOGIES, INC., a Delaware
                                        corporation


                                        By       /s/ Ross M. Patten
                                           -------------------------------------
                                                 Ross M. Patten



                                              /s/ Randall S. Tuttle
                                        ----------------------------------------
                                        Randall S. Tuttle, Individually















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